Exhibit 99.1
SelectQuote, Inc. Reports Fourth Quarter of Fiscal Year 2024 Results

Fourth Quarter of Fiscal Year 2024 – Consolidated Earnings Highlights

•Revenue of $307.2 million
•Net loss of $31.0 million
•Adjusted EBITDA* of $14.4 million

Fiscal Year 2025 Guidance Ranges:

•Revenue expected in a range of $1.4 billion to $1.5 billion
•Net loss expected in a range of $42 million to $6 million
•Adjusted EBITDA* expected in a range of $90 million to $120 million

Fourth Quarter Fiscal Year 2024 – Segment Highlights

Senior
•Revenue of $114.1 million
•Adjusted EBITDA* of $27.9 million
•Approved Medicare Advantage policies of 107,272

Healthcare Services
•Revenue of $145.2 million
•Adjusted EBITDA* of $0.9 million
•Approximately 82,000 SelectRx members

Life
•Revenue of $42.1 million
•Adjusted EBITDA* of $7.2 million

Auto & Home
•Revenue of $7.6 million
•Adjusted EBITDA* of $2.5 million

OVERLAND PARK, Kan., September 13, 2024--(BUSINESS WIRE)--SelectQuote, Inc. (NYSE: SLQT) reported consolidated revenue for the fourth quarter of fiscal year 2024 of $307.2 million compared to consolidated revenue for the fourth quarter of fiscal year 2023 of $221.8 million. Consolidated net loss for the fourth quarter of fiscal year 2024 was $31.0 million compared to consolidated net loss for the fourth quarter of fiscal year 2023 of $47.8 million. Finally, consolidated Adjusted EBITDA* for the fourth quarter of fiscal year 2024 was $14.4 million compared to consolidated Adjusted EBITDA* for the fourth quarter of fiscal year 2023 of $(5.8) million.

Consolidated revenue for the fiscal year ended June 30, 2024, was $1.3 billion compared to consolidated revenue for the fiscal year ended June 30, 2023, of $1.0 billion. Consolidated net loss for the fiscal year ended June 30, 2024, was $34.1 million compared to consolidated net loss for the fiscal year ended June 30, 2023, of $58.5 million. Finally, consolidated Adjusted EBITDA* for the fiscal year ended June 30, 2024, was $117.0 million compared to consolidated Adjusted EBITDA* of $74.3 million for the fiscal year ended June 30, 2023.

SelectQuote Chief Executive Officer, Tim Danker, commented, “2024 was another successful and strong year for SelectQuote across both Senior Medicare Advantage distribution and our Healthcare Services business, driven by SelectRx. On a consolidated basis our fiscal year revenue and Adjusted EBITDA outperformed the midpoint of our original forecast by 17% and 26%, respectively. This marks the 10th consecutive quarter of outperformance versus our internal expectations, reaffirming our strategy to prioritize profitability and cash efficiency over volume growth. Revenue growth was driven primarily by 68% growth in SelectRx members and increasing utilization. Our profitability was driven by another strong year of execution in Senior, which achieved a 25% Adjusted EBITDA margin, similar to a very strong fiscal 2023. Additionally, our Healthcare Services segment achieved its 5th straight quarter of profitability ending the year with Adjusted EBITDA of $7.8 million, which compares to an Adjusted EBITDA loss of $22.8 million in fiscal 2023. Lastly, SelectQuote has signed a non-binding letter of intent to
* See “Non-GAAP Financial Measures” below.

complete an initial commissions receivable securitization of approximately $100 million with certain of our term lenders. Provided this deal closes in the coming weeks, we believe this will be an important first step in our strategic imperative to optimizing our balance sheet capacity, lowering our funding costs, and extending our debt maturities.”

Mr. Danker continued, “SelectQuote’s unique healthcare information platform remains best positioned as a value creation conduit, efficiently connecting a large and growing population of Americans in need of coverage and care with the best providers, based on each of their distinct personal needs.”

Segment Results

We currently report on four segments: 1) Senior, 2) Healthcare Services, 3) Life, and 4) Auto & Home. The performance measures of the segments include total revenue and Adjusted EBITDA.* Costs of commissions and other services revenue, cost of goods sold-pharmacy revenue, marketing and advertising, selling, general, and administrative, and technical development operating expenses that are directly attributable to a segment are reported within the applicable segment. Indirect costs of revenue, marketing and advertising, selling, general, and administrative, and technical development operating expenses are allocated to each segment based on varying metrics such as headcount. Adjusted EBITDA is our segment profit measure to evaluate the operating performance of our business. We define Adjusted EBITDA as net loss plus: (i) interest expense, net; (ii) benefit for income taxes; (iii) depreciation and amortization; (iv) share-based compensation; (v) goodwill, long-lived asset, and intangible assets impairments; (vi) transaction costs; (vii) loss on disposal of property, equipment and software, net; and (viii) other non-recurring expenses and income. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.

Senior

Financial Results

The following table provides the financial results for the Senior segment for the periods presented:

(in thousands)	4Q 2024	4Q 2023	% Change	FY 2024	FY 2023	% Change
Revenue	$114,143	$103,592	10%	$655,849	$590,131	11%
Adjusted EBITDA*	27,872	16,147	73%	166,744	155,077	8%
Adjusted EBITDA Margin*	24%	16%		25%	26%

Operating Metrics

Submitted Policies

Submitted policies are counted when an individual completes an application with our licensed agent and provides authorization to the agent to submit the application to the insurance carrier partner. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier.

The following table shows the number of submitted policies for the periods presented:

	4Q 2024	4Q 2023	% Change	FY 2024	FY 2023	% Change
Medicare Advantage	117,091	114,383	2%	720,027	652,630	10%
Medicare Supplement	456	539	(15)%	2,790	3,444	(19)%
Dental, Vision and Hearing	12,821	14,668	(13)%	61,713	74,181	(17)%
Prescription Drug Plan	404	351	15%	3,100	2,433	27%
Other	1,579	2,099	(25)%	5,303	7,501	(29)%
Total	132,351	132,040	—%	792,933	740,189	7%

*See “Non-GAAP Financial Measures” below.

Approved Policies

Approved policies represents the number of submitted policies that were approved by our insurance carrier partners for the identified product during the indicated period. Not all approved policies will go in force.

The following table shows the number of approved policies for the periods presented:

	4Q 2024	4Q 2023	% Change	FY 2024	FY 2023	% Change
Medicare Advantage	107,272	110,027	(3)%	625,245	577,567	8%
Medicare Supplement	307	435	(29)%	1,885	2,619	(28)%
Dental, Vision and Hearing	10,995	12,884	(15)%	52,469	60,824	(14)%
Prescription Drug Plan	545	350	56%	3,229	2,144	51%
Other	2,002	1,356	48%	4,836	5,288	(9)%
Total	121,121	125,052	(3)%	687,664	648,442	6%

Lifetime Value of Commissions per Approved Policy

Lifetime value of commissions per approved policy represents commissions estimated to be collected over the estimated life of an approved policy based on multiple factors, including but not limited to, contracted commission rates, carrier mix and expected policy persistency with applied constraints. The lifetime value of commissions per approved policy is equal to the sum of the commission revenue due upon the initial sale of a policy, and when applicable, an estimate of future renewal commissions.

The following table shows the lifetime value of commissions per approved policy for the periods presented:

(dollars per policy):	4Q 2024	4Q 2023	% Change	FY 2024	FY 2023	% Change
Medicare Advantage	$847	$830	2%	$910	$877	4%
Medicare Supplement	245	1,207	(80)%	967	1,030	(6)%
Dental, Vision and Hearing	168	121	39%	114	100	14%
Prescription Drug Plan	181	185	(2)%	228	207	10%
Other	282	105	169%	115	101	14%

Healthcare Services

Financial Results

The following table provides the financial results for the Healthcare Services segment for the periods presented:

(in thousands)	4Q 2024	4Q 2023	% Change	FY 2024	FY 2023	% Change
Revenue	$145,223	$82,803	75%	$478,508	$252,075	90%
Adjusted EBITDA*	909	1,685	(46)%	7,821	(22,769)	NM
Adjusted EBITDA Margin*	1%	2%		2%	(9)%
Operating Metrics

Members

The total number of SelectRx members represents the amount of active customers to which an order has been shipped and the prescriptions per day represents the total average prescriptions shipped per business day. These two metrics are the primary drivers of revenue for Healthcare Services.

*See “Non-GAAP Financial Measures” below.

The following table shows the total number of SelectRx members as of the periods presented:

	June 30, 2024	June 30, 2023
Total SelectRx Members	82,385	49,044

The total number of SelectRx members increased by 68% as of June 30, 2024, compared to June 30, 2023, due to our operating strategy to grow SelectRx.

The following table shows the average prescriptions shipped per day for the periods presented:

	FY 2024	FY 2023
Prescriptions Per Day	18,935	10,657

Combined Senior and Healthcare Services - Consumer Per Unit Economics

The opportunity to leverage our existing database and distribution model to improve access to healthcare services for our consumers has created a need for us to review our key metrics related to our per unit economics. As we think about the revenue and expenses for Healthcare Services, we note that they are derived from the marketing acquisition costs associated with the sale of an MA or MS policy, some of which costs are allocated directly to Healthcare Services, and therefore determined that our per unit economics measure should include components from both Senior and Healthcare Services. See details of revenue and expense items included in the calculation below.

Combined Senior and Healthcare Services consumer per unit economics represents total MA and MS commissions; other product commissions; other revenues, including revenues from Healthcare Services; and operating expenses associated with Senior and Healthcare Services, each shown per number of approved MA and MS policies over a given time period. Management assesses the business on a per-unit basis to help ensure that the revenue opportunity associated with a successful policy sale is attractive relative to the marketing acquisition cost. Because not all acquired leads result in a successful policy sale, all per-policy metrics are based on approved policies, which is the measure that triggers revenue recognition.

The MA and MS commission per MA/MS policy represents the LTV for policies sold in the period. Other commission per MA/MS policy represents the LTV for other products sold in the period, including DVH prescription drug plan, and other products, which management views as additional commission revenue on our agents’ core function of MA/MS policy sales. Pharmacy revenue per MA/MS policy represents revenue from SelectRx, and other revenue per MA/MS policy represents revenue from Population Health, production bonuses, marketing development funds, lead generation revenue, and adjustments from the Company’s reassessment of its cohorts’ transaction prices. Total operating expenses per MA/MS policy represents all of the operating expenses within Senior and Healthcare Services. The revenue to customer acquisition cost (“CAC”) multiple represents total revenue as a multiple of total marketing acquisition cost, which represents the direct costs of acquiring leads. These costs are included in marketing and advertising expense within the total operating expenses per MA/MS policy.

The following table shows combined Senior and Healthcare Services consumer per unit economics for the periods presented. Based on the seasonality of Senior and the fluctuations between quarters, we believe that the most relevant view of per unit economics is on a rolling 12-month basis. All per MA/MS policy metrics below are based on the sum of approved MA/MS policies, as both products have similar commission profiles.

	Twelve Months Ended June 30,
(dollars per approved policy):	2024	2023
MA and MS approved policies	627,130	580,186
MA and MS commission per MA / MS policy	$910	$877
Other commission per MA/MS policy	12	12
Pharmacy revenue per MA/MS policy	741	412
Other revenue per MA/MS policy	146	150
Total revenue per MA / MS policy	1,809	1,451
Total operating expenses per MA / MS policy	(1,530)	(1,224)
Adjusted EBITDA per MA/MS policy *	$279	$227
Adjusted EBITDA Margin per MA/MS policy *	15%	16%
Revenue / CAC multiple	4.5X	4.1X

Total revenue per MA/MS policy increased 25% for the twelve months ended June 30, 2024, compared to the twelve months ended June 30, 2023, primarily due to the increase in pharmacy revenue. Total operating expenses per MA/MS policy increased 25% for the twelve months ended June 30, 2024, compared to the twelve months ended June 30, 2023, driven by an increase in cost of goods sold-pharmacy revenue for Healthcare Services due to the growth of the business, offset by a decrease in our marketing and advertising costs.

Life

Financial Results

The following table provides the financial results for the Life segment for the periods presented:

(in thousands)	4Q 2024	4Q 2023	% Change	FY 2024	FY 2023	% Change
Revenue	$42,074	$38,052	11%	$157,930	$145,832	8%
Adjusted EBITDA*	7,217	6,702	8%	20,164	23,073	(13)%
Adjusted EBITDA Margin*	17%	18%		13%	16%

Operating Metrics

Life premium represents the total premium value for all policies that were approved by the relevant insurance carrier partner and for which the policy document was sent to the policyholder and payment information was received by the relevant insurance carrier partner during the indicated period. Because our commissions are earned based on a percentage of total premium, total premium volume for a given period is the key driver of revenue for our Life segment.

The following table shows term and final expense premiums for the periods presented:

(in thousands)	4Q 2024	4Q 2023	% Change	FY 2024	FY 2023	% Change
Term Premiums	$18,074	$20,507	(12)%	$70,450	$68,941	2%
Final Expense Premiums	23,789	18,960	25%	86,600	77,725	11%
Total	$41,863	$39,467	6%	$157,050	$146,666	7%

*See “Non-GAAP Financial Measures” below.

Auto & Home

Financial Results

The following table provides the financial results for the Auto & Home segment for the periods presented:

(in thousands)	4Q 2024	4Q 2023		% Change	FY 2024	FY 2023		% Change
Revenue	$7,580	$(1,266)	(1)	699%	$36,228	$21,862	(1)	66%
Adjusted EBITDA*	2,474	(7,235)	(1)	NM	14,127	81	(1)	NM
Adjusted EBITDA Margin*	33%	NM			39%	—%
(1) Decrease is due to the impact of the $10.4 million change in estimate related to the mutual termination of a contract with a certain Auto & Home carrier to provide for the ability to migrate the book of business to other carriers.

Operating Metrics

Auto & Home premium represents the total premium value of all new policies that were approved by our insurance carrier partners during the indicated period. Because our commissions are earned based on a percentage of total premium, total premium volume for a given period is the key driver of revenue for our Auto & Home segment.

The following table shows premiums for the periods presented:

(in thousands):	4Q 2024	4Q 2023	% Change	FY 2024	FY 2023	% Change
Premiums	$13,891	$14,460	(4)%	$56,637	$50,917	11%

*See “Non-GAAP Financial Measures” below.

Earnings Conference Call

SelectQuote, Inc. will host a conference call with the investment community on September 13, 2024, beginning at 8:30 a.m. ET. To register for this conference call, please use this link: https://www.netroadshow.com/events/login?show=7297aa9f&confId=70516. After registering, a confirmation will be sent via email, including dial-in details and unique conference call codes for entry. Registration is open through the live call, but to ensure you are connected for the full call we suggest registering at least 10 minutes before the start of the call. The event will also be webcasted live via our investor relations website https://ir.selectquote.com/investor-home/default.aspx.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our GAAP financial results, we have presented in this release Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We define Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and certain add-backs for non-cash or non-recurring expenses, including restructuring and share-based compensation expenses. The most directly comparable GAAP measure is net income (loss). We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. The most directly comparable GAAP measure is net income margin. We monitor and have presented in this release Adjusted EBITDA and Adjusted EBITDA Margin because they are key measures used by our management and Board of Directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. In particular, we believe that excluding the impact of these expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core operating performance. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of these non-GAAP financial measures. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. Reconciliations of net income (loss) to Adjusted EBITDA are presented below beginning on page 13.

Forward Looking Statements

This release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: impacts of the COVID-19 pandemic and any other significant public health events; our reliance on a limited number of insurance carrier partners and any potential termination of those relationships or failure to develop new relationships; existing and future laws and regulations affecting the health insurance market; changes in health insurance products offered by our insurance carrier partners and the health insurance market generally; insurance carriers offering products and services directly to consumers; changes to commissions paid by insurance carriers and underwriting practices; competition with brokers, exclusively online brokers and carriers who opt to sell policies directly to consumers; competition from government-run health insurance exchanges; developments in the U.S. health insurance system; our dependence on revenue from carriers in our senior segment and downturns in the senior health as well as life, automotive and home insurance industries; our ability to develop new offerings and penetrate new vertical markets;

risks from third-party products; failure to enroll individuals during the Medicare annual enrollment period; our ability to attract, integrate and retain qualified personnel; our dependence on lead providers and ability to compete for leads; failure to obtain and/or convert sales leads to actual sales of insurance policies; access to data from consumers and insurance carriers; accuracy of information provided from and to consumers during the insurance shopping process; cost-effective advertisement through internet search engines; ability to contact consumers and market products by telephone; global economic conditions, including inflation; disruption to operations as a result of future acquisitions; significant estimates and assumptions in the preparation of our financial statements; impairment of goodwill; our ability to regain and maintain compliance with NYSE listing standards; potential litigation and other legal proceedings or inquiries; our existing and future indebtedness; our ability to maintain compliance with our debt covenants; access to additional capital; failure to protect our intellectual property and our brand; fluctuations in our financial results caused by seasonality; accuracy and timeliness of commissions reports from insurance carriers; timing of insurance carriers’ approval and payment practices; factors that impact our estimate of the constrained lifetime value of commissions per policyholder; changes in accounting rules, tax legislation and other legislation; disruptions or failures of our technological infrastructure and platform; failure to maintain relationships with third-party service providers; cybersecurity breaches or other attacks involving our systems or those of our insurance carrier partners or third-party service providers; our ability to protect consumer information and other data; failure to market and sell Medicare plans effectively or in compliance with laws; and and other factors related to our pharmacy business, including manufacturing or supply chain disruptions, access to and demand for prescription drugs, and regulatory changes or other industry developments that may affect our pharmacy operations. For a further discussion of these and other risk factors that could impact our future results and performance, see the section entitled “Risk Factors” in the most recent Annual Report on Form 10-K (the “Annual Report”) and subsequent periodic reports filed by us with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

About SelectQuote:

Founded in 1985, SelectQuote (NYSE: SLQT) provides solutions that help consumers protect their most valuable assets: their families, health, and property. The company pioneered the model of providing unbiased comparisons from multiple, highly-rated insurance companies allowing consumers to choose the policy and terms that best meet their unique needs. Two foundational pillars underpin SelectQuote’s success: a strong force of highly-trained and skilled agents who provide a consultative needs analysis for every consumer, and proprietary technology that sources and routes high-quality leads.

With an ecosystem offering high touchpoints for consumers across Insurance, Medicare, Pharmacy, and Value-Based Care, the company now has four core business lines: SelectQuote Senior, SelectQuote Healthcare Services, SelectQuote Life, and SelectQuote Auto and Home. SelectQuote Senior serves the needs of a demographic that sees around 10,000 people turn 65 each day with a range of Medicare Advantage and Medicare Supplement plans. SelectQuote Healthcare Services is comprised of the SelectRx Pharmacy, a specialized medication management pharmacy, and Population Health which proactively connects its members with best-in-class healthcare services that fit each member's unique healthcare needs. The platform improves health outcomes and lowers healthcare costs through proactive engagement and access to high-value healthcare solutions.

Investor Relations:
Sloan Bohlen
877-678-4083
investorrelations@selectquote.com

Media:
Matt Gunter
913-286-4931
matt.gunter@selectquote.com

Source: SelectQuote, Inc.

SELECTQUOTE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2024	June 30, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,690	$83,156
Accounts receivable, net of allowances of $8.2 million and $2.7 million, respectively	150,035	154,565
Commissions receivable-current	119,871	111,148
Other current assets	20,327	14,355
Total current assets	332,923	363,224
COMMISSIONS RECEIVABLE—Net	761,446	729,350
PROPERTY AND EQUIPMENT—Net	18,973	27,452
SOFTWARE—Net	13,978	14,740
OPERATING LEASE RIGHT-OF-USE ASSETS	23,437	23,563
INTANGIBLE ASSETS—Net	10,194	10,200
GOODWILL	29,438	29,136
OTHER ASSETS	3,519	21,586
TOTAL ASSETS	$1,193,908	$1,219,251

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$36,587	$27,577
Accrued expenses	16,904	16,993
Accrued compensation and benefits	57,594	49,966
Operating lease liabilities—current	4,709	5,175
Current portion of long-term debt	45,854	33,883
Contract liabilities	8,066	1,691
Other current liabilities	4,873	1,972
Total current liabilities	174,587	137,257
LONG-TERM DEBT, NET—less current portion	637,480	664,625
DEFERRED INCOME TAXES	37,478	39,581
OPERATING LEASE LIABILITIES	25,685	27,892
OTHER LIABILITIES	1,877	2,926
Total liabilities	877,107	872,281

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value	1,694	1,669
Additional paid-in capital	580,764	567,266
Accumulated deficit	(269,769)	(235,644)
Accumulated other comprehensive income	4,112	13,679
Total shareholders’ equity	316,801	346,970
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,193,908	$1,219,251

SELECTQUOTE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023
REVENUE:
Commissions and other services	$165,656	$141,873	$856,923	$763,301
Pharmacy	141,552	79,905	464,853	239,547
Total revenue	307,208	221,778	1,321,776	1,002,848

OPERATING COSTS AND EXPENSES:
Cost of commissions and other services revenue	64,548	65,697	318,798	301,524
Cost of goods sold—pharmacy revenue	120,644	71,211	405,004	225,963
Marketing and advertising	70,181	63,521	358,858	301,245
Selling, general, and administrative	43,993	49,856	141,042	136,518
Technical development	9,233	7,154	33,524	26,015
Total operating costs and expenses	308,599	257,439	1,257,226	991,265

INCOME (LOSS) FROM OPERATIONS	(1,391)	(35,661)	64,550	11,583

INTEREST EXPENSE, NET	(23,409)	(21,721)	(93,551)	(80,606)
OTHER EXPENSE, NET	(15)	(3)	(65)	(121)
LOSS BEFORE INCOME TAX EXPENSE (BENEFIT)	(24,815)	(57,385)	(29,066)	(69,144)
INCOME TAX EXPENSE (BENEFIT)	6,202	(9,547)	5,059	(10,600)

NET LOSS	$(31,017)	$(47,838)	$(34,125)	$(58,544)

NET LOSS PER SHARE:
Basic	$(0.18)	$(0.29)	$(0.20)	$(0.35)
Diluted	$(0.18)	$(0.29)	$(0.20)	$(0.35)

WEIGHTED-AVERAGE COMMON STOCK OUTSTANDING USED IN PER SHARE AMOUNTS:
Basic	169,204	166,709	168,519	166,140
Diluted	169,204	166,709	168,519	166,140

OTHER COMPREHENSIVE INCOME (LOSS) NET OF TAX:
Change in cash flow hedge	(2,364)	605	(9,567)	1,963
OTHER COMPREHENSIVE INCOME (LOSS)	(2,364)	605	(9,567)	1,963
COMPREHENSIVE LOSS	$(33,381)	$(47,233)	$(43,692)	$(56,581)

SELECTQUOTE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,017)	$(47,838)	$(34,125)	$(58,544)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	6,407	6,794	24,998	27,881
Loss on disposal of property, equipment, and software	523	364	536	754
Impairment of long-lived assets	—	17,332	—	17,332
Share-based compensation expense	3,304	2,785	13,816	11,310
Deferred income taxes	3,314	(9,760)	1,163	(11,176)
Amortization of debt issuance costs and debt discount	1,279	2,426	6,142	8,676
Write-off of debt issuance costs	—	—	293	710
Accrued interest payable in kind	5,254	3,565	19,577	12,015
Non-cash lease expense	404	1,070	2,349	4,185
Changes in operating assets and liabilities:
Accounts receivable, net	103,722	37,921	5,203	(24,817)
Commissions receivable	(48,194)	(18,964)	(40,819)	(1,872)
Other assets	653	(2,997)	(1,967)	169
Accounts payable and accrued expenses	(28,726)	(10,089)	7,347	(3,649)
Operating lease liabilities	(1,095)	(1,312)	(4,897)	(5,643)
Other liabilities	4,167	12,161	15,620	3,292
Net cash provided by (used in) operating activities	19,995	(6,542)	15,236	(19,377)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(268)	(391)	(3,382)	(1,447)
Proceeds from sales of property and equipment	—	—	253	—
Purchases of software and capitalized software development costs	(2,219)	(1,874)	(8,284)	(7,678)
Acquisition of business	(3,433)	—	(3,433)	—
Net cash used in investing activities	(5,920)	(2,265)	(14,846)	(9,125)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Term Loans	(8,471)	—	(38,883)	(17,833)
Payments on other debt	(37)	(35)	(149)	(158)
Proceeds from common stock options exercised and employee stock purchase plan	74	—	81	1,187
Payments of tax withholdings related to net share settlement of equity awards	(1)	—	(374)	(40)
Payments of debt issuance costs	(758)	—	(1,531)	(10,110)
Payment of acquisition holdback	—	(50)	—	(2,385)
Net cash used in financing activities	(9,193)	(85)	(40,856)	(29,339)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,882	(8,892)	(40,466)	(57,841)
CASH AND CASH EQUIVALENTS—Beginning of period	37,808	92,048	83,156	140,997
CASH AND CASH EQUIVALENTS—End of period	$42,690	$83,156	$42,690	$83,156

SELECTQUOTE, INC. AND SUBSIDIARIES
Adjusted EBITDA to Loss before income tax expense (benefit) Reconciliation
(Unaudited)

	Three Months Ended June 30, 2024
(in thousands)	Senior	Healthcare Services	Life	Auto & Home	Total
Adjusted Segment EBITDA	$27,872	$909	$7,217	$2,474	$38,472
Corporate & elimination of intersegment profits					(24,115)
Adjusted EBITDA					14,357

Share-based compensation expense					(3,304)
Transaction costs					(5,529)
Depreciation and amortization					(6,407)
Loss on disposal of property, equipment, and software					(523)
Interest expense, net					(23,409)
Loss before income tax expense (benefit)					$(24,815)

	Three Months Ended June 30, 2023
(in thousands)	Senior	Healthcare Services	Life	Auto & Home	Total
Adjusted Segment EBITDA	$16,147	$1,685	$6,702	$(7,235)	$17,299
Corporate & elimination of intersegment profits					(23,122)
Adjusted EBITDA					(5,823)

Share-based compensation expense					(2,785)
Transaction costs					(2,568)
Depreciation and amortization					(6,793)
Loss on disposal of property, equipment, and software					(363)
Impairment of long-lived assets					(17,332)
Interest expense, net					(21,721)
Loss before income tax expense (benefit)					$(57,385)

	Year Ended June 30, 2024
(in thousands)	Senior	Healthcare Services	Life	Auto & Home	Total
Adjusted Segment EBITDA	$166,744	$7,821	$20,164	$14,127	$208,856
Corporate & elimination of intersegment profits					(91,863)
Adjusted EBITDA					116,993

Share-based compensation expense					(13,816)
Transaction costs					(13,158)
Depreciation and amortization					(24,998)
Loss on disposal of property, equipment, and software					(536)
Interest expense, net					(93,551)
Loss before income tax expense (benefit)					$(29,066)

	Year Ended June 30, 2023
(in thousands)	Senior	Healthcare Services	Life	Auto & Home	Total
Adjusted Segment EBITDA	$155,077	$(22,769)	$23,073	$81	$155,462
Corporate & elimination of intersegment profits					(81,159)
Adjusted EBITDA					74,303

Share-based compensation expense					(11,310)
Transaction costs					(5,569)
Depreciation and amortization					(27,881)
Loss on disposal of property, equipment, and software					(749)
Impairment of long-lived assets					(17,332)
Interest expense, net					(80,606)
Loss before income tax expense (benefit)					$(69,144)

SELECTQUOTE, INC. AND SUBSIDIARIES
Net Loss to Adjusted EBITDA Reconciliation
(Unaudited)

Guidance net loss to Adjusted EBITDA reconciliation, year ending June 30, 2025:

(in thousands)	Range
Net loss	$(42,000)	$(6,000)
Income tax benefit	(16,000)	(2,000)
Interest expense, net	102,000	92,000
Depreciation and amortization	24,000	20,000
Share-based compensation expense	16,000	13,000
Transaction costs	6,000	3,000
Adjusted EBITDA	$90,000	$120,000